CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plans Administrative Committee of the Dunkin’ Brands 401(k) Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187615) pertaining to the Dunkin’ Brands 401(k) Retirement Plan of Dunkin’ Brands Group, Inc. of our report dated June 19, 2020 relating to the statements of net assets available for benefits of the Dunkin’ Brands 401(k) Retirement Plan as of December 31, 2019 and 2018 and the related statement of changes in net assets available for benefits for the year ended December 31, 2019, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 19, 2020